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                                                           PROSPECTUS SUPPLEMENT
                                                      FILED UNDER RULE 424(B)(3)
                                                   REGISTRATION NUMBER 333-25503

                           MIDCOM COMMUNICATIONS INC.

     The Prospectus dated May 1, 1997 (the "Prospectus"), relating to the public resale of up to $97,743,000 aggregate principal amount of 8 1/4% Convertible Subordinated Notes due 2003 (the "Notes") of Midcom Communications Inc. (the "Company") and an indeterminate number of shares of the Company's common stock, par value $.0001 per share, as may be issued upon conversion of the Notes, is hereby supplemented by replacing the table of selling securityholders set forth on pages 18 and 19 of the Prospectus, together with the footnotes thereto, with the following new selling securityholder table and footnotes, which information is (unless otherwise expressly indicated) as of the date of this Prospectus Supplement (capitalized terms not defined in this Prospectus Supplement have the meanings set forth in the Prospectus):

                                                                              PRINCIPAL AMOUNT OF
                                                                                     NOTES
                                                                                 BENEFICIALLY
                       NAME OF SELLING SECURITYHOLDER                                OWNED
                       ------------------------------                         -------------------
Ardsley Partners Fund I, L.P................................................      $ 1,500,000
Ardsley Partners Fund II, L.P...............................................        1,500,000
Ardsley Partners Institutional Fund, L.P....................................        1,000,000
Arnhold and S. Bleichroeder, Inc............................................        2,000,000
Austin Firefighters.........................................................           95,000
Boston College Endowment....................................................          235,000
Boston Museum of Fine Arts..................................................           25,000
Delta Air Lines Master Trust................................................        1,890,000
Eaton Vance Total Return Portfolio..........................................       10,000,000
Employer's Reinsurance Corporation..........................................          250,000
Engineers Joint Pension Fund................................................          130,000
Equi-Select Growth & Income Portfolio.......................................          200,000
Fidelity Devonshire Trust: Fidelity Equity-Income Fund (1)..................       12,810,000
Fidelity Financial Trust: Fidelity Retirement Growth Fund (2)...............        7,319,000
Fidelity Management Trust Company on behalf of accounts managed by it (3)...        2,110,000
Forrest Fulcrum Fund LP.....................................................          511,000
Forrest Fulcrum Fund LTD....................................................          176,000
Foundation Account No. 1....................................................          200,000
Hartford Fire Insurance Company.............................................          500,000
Hatchbeam & Co..............................................................          250,000
Haussmann Holdings..........................................................        3,100,000
John M. Orehek (4)..........................................................          250,000
Lazard Freres & Co. L.L.C...................................................          750,000
Lincoln National Convertible Securities Fund................................          825,000
Lincoln National Life Insurance.............................................        2,110,000
LSM Ltd.....................................................................           63,000
Marvin C. Moses Trust (5)...................................................          250,000
MFS Emerging Growth Fund....................................................        4,600,000
MFS Equity Income Fund......................................................            5,000
Montgomery Small Cap Partners, L.P..........................................          400,000
Montgomery Small Cap Partners II, L.P.......................................        1,000,000

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
                                                                              PRINCIPAL AMOUNT OF
                                                                                     NOTES
                                                                                 BENEFICIALLY
                       NAME OF SELLING SECURITYHOLDER                                OWNED
----------------------------------------------------------------------------  -------------------
Montgomery Small Cap Partners III, L.P......................................          400,000
Museum of Fine Arts, Boston.................................................          100,000
New Hampshire State Retirement System.......................................          610,000
Nicholas Applegate Income & Growth Fund.....................................          785,000
Nosrob......................................................................          500,000
Occidental College..........................................................           80,000
OCM Convertible Limited Partnership.........................................          150,000
OCM Convertible Trust.......................................................        2,720,000
PaineWebber Incorporated (6)................................................        1,669,000
Paloma Securities L.L.C.....................................................        1,000,000
Paul H. Pfleger (7).........................................................          450,000
Promutual...................................................................          510,000
Putnam Balanced Retirement Fund.............................................          250,000
Putnam Convertible Income-Growth Trust......................................        3,775,000
Putnam Convertible Opportunities & Income Trust.............................          665,000
Quota Fund N.V..............................................................        2,600,000
Robertson Stephens Emerging Growth Fund.....................................        1,000,000
Robertson Stephens Growth & Income Fund.....................................        2,000,000
San Diego City Retirement...................................................          265,000
San Diego County............................................................          925,000
Schroder Institutional U.S. Smaller Co. Fund................................        1,503,000
Schroder U.S. Smaller Co. Fund..............................................          497,000
State Employees Retirement Fund of the State of Delaware....................          690,000
State of Connecticut Combined Investment Funds..............................        2,050,000
Swiss Bank Corporation-London Branch........................................        2,000,000
United National Life Insurance..............................................           45,000
Vanguard Convertible Securities Fund, Inc...................................        2,000,000
Wake Forest University System...............................................          205,000
Weirton Trust...............................................................          270,000
William H. Oberlin Trust Dated 8/19/93 (8)..................................        2,650,000
Winchester Convertible Plus, Ltd............................................          800,000
The Zrno Family Living Trust (9)............................................          400,000
Unnamed holders of Securities or any future transferees, pledgees, donees or
  successors of or from any such unnamed holder.............................        4,400,000
                                                                               --------------
          TOTAL.............................................................      $94,018,000
                                                                               ==============

---------------

(1) Information with respect to this entity is as of July 23, 1997. This entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to this entity and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation.

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(2) Information with respect to this entity is as of July 23, 1997. This entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by FMR Co. See Footnote (1) above.

(3) Information with respect to this entity is as of July 23, 1997. Securities indicated as beneficially owned by this entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR and a bank as defined in
    Section 3(a)(6) of the Securities Exchange Act of 1934, as amended.

(4) As of April 28, 1997, Mr. Orehek, a director of the Company, has beneficial ownership of 2,163,280 shares of Common Stock. Of these shares, Mr. Orehek has sole voting and investment power with respect to 482,676 shares of Common Stock owned by Madrona Ridge Limited Partnership by virtue of being the President and sole director of the corporate general partner of this limited partnership. In addition, Mr. Orehek shares voting and investment power with respect to 1,666,667 shares of Common Stock held by US Online Communications L.L.C. Mr. Orehek is also the beneficial owner of options which are exercisable for 13,937 shares of Common Stock within 60 days of April 28, 1997.

(5) Represents Notes held by a trust established by Mr. Moses, a director of the Company, in which he has a beneficial ownership interest. As of April 28, 1997, Mr. Moses also has beneficial ownership of 50,737 shares of Common Stock. All such shares represent shares of Common Stock subject to options exercisable within 60 days of April 28, 1997.

(6) PaineWebber Incorporate acted as Initial Purchaser in connection with the original offer and sale of the Notes by the Company.

(7) As of April 28, 1997, Mr. Pfleger, the Vice Chairman of the Company's Board of Directors, has beneficial ownership of 5,633,901 shares of Common Stock. Of these shares, Mr. Pfleger has sole voting and investment power with respect to 3,993,297 shares of Common Stock owned by Black Creek Limited Partnership by virtue of being the President and sole director of the corporate general partner of this limited partnership. In addition, Mr. Pfleger shares voting and investment power with respect to 1,666,667 shares of Common Stock held by US Online Communications L.L.C. Mr. Pfleger is also the beneficial owner of options which are exercisable for 13,937 shares of Common Stock within 60 days of April 28, 1997.

(8) Represents Notes held by a trust established by Mr. Oberlin, the President, Chief Executive Officer and a director of the Company, in which he has a beneficial ownership interest. As of April 28, 1997, Mr. Oberlin also has beneficial ownership of 242,945 shares of Common Stock. All such shares represent shares of Common Stock subject to options exercisable within 60 days of April 28, 1997.

(9) Represents Notes held by a trust established by Mr. Zrno, the Chairman of the Company's Board of Directors, in which he has a beneficial ownership interest. As of April 28, 1997, Mr. Zrno also has beneficial ownership of 50,737 shares of Common Stock. All such shares represent shares of Common Stock subject to options exercisable within 60 days of April 28, 1997.

              THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 4.

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